Exhibit 10.9

AGREEMENT AND PLAN OF MERGER

among

Envoy Technologies, Inc.

And

SILLC (D) Acquisition Corp.

and

HFG Capital Investments, LLC

dated as of

__________, 2025

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of the ___ day of ________ 2025 (the “Effective Date”) by and among SILLC(D) Acquisition Corp, a Nevada corporation (the “Company”), HFG Capital Investments, LLC, a Texas limited liability company (“HFG”), and Envoy Technologies, Inc., a Delaware corporation (“the “Surviving Corporation”). Capitalized terms used herein and not otherwise defined herein or in Section 6.01 hereof shall have the meanings ascribed to such terms in the Joint Plan and HFG Supplement (as defined below).

RECITALS

WHEREAS, Spherature Investments LLC (“Spherature”), a Nevada limited liability company, and certain of its affiliates, including the Company, filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), file number 20-42492, pursuant to 28 U.S.C. sections 1334 and 157(a) (the “Joint Plan”). The Joint Plan includes the HFG-Cap Supplement (the “HFG Supplement”) to the third amended Joint Plan; and

WHEREAS, the provisions of the HFG Supplement are intended to augment the recovery to holders of Class 6 Allowed General Unsecured Claims (“Class 6 Claims”) by having all assets and liabilities of Spherature and the Company transferred to a liquidating grantor trust established pursuant to the Joint Plan; and

WHEREAS, pursuant to the Joint Plan and this Agreement, HFG and holders of Class 6 Claims, in exchange for and in full settlement and satisfaction of their respective claims against the Company and the Surviving Corporation, as a successor “Post Confirmation Debtor” of the Company (as that term is defined in the Joint Plan), will be issued such number of shares of common stock of the Surviving Corporation as provided in Section 2.01 hereof (the “Plan Shares”) pursuant to Section 1145 of the Bankruptcy Code; and

WHEREAS, the parties desire to enter into this Agreement, whereby the Company may be merged with and into Surviving Corporation (the “Merger”), with Surviving Corporation being deemed both the survivor of the Merger and the successor to the Company as a Post Confirmation Debtor pursuant to the Joint Plan; and

WHEREAS, where applicable, the parties desire that the transactions contemplated by this Agreement qualify, for United States federal income tax purposes, as a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, as provided in the Joint Plan, upon execution of this Agreement a Certificate of Completion will be filed with the United States Bankruptcy Court having jurisdiction over the Joint Plan (the “Bankruptcy Court”); and

WHEREAS, in accordance with the Confirmation Order attendant to the Joint Plan, upon filing the Certificate of Completion with the Bankruptcy Court and effectiveness of the Merger, injunctive provisions of the Confirmation Order as they pertain to the Company or Surviving Corporation, as the successor Post Confirmation Debtor of the Company, will become permanent and the discharge and release of claims as provided in the Joint Plan applicable to the Company or its successor will become effective without further order of the Bankruptcy Court.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties intending to be legally bound, agree as follows:

Article I

The Merger

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, at the “Effective Time” (as hereinafter defined) the Company will merge with and into Surviving Corporation (the “Merger”), and the separate corporate existence of the Company will cease under the Nevada Revised Statutes. The Surviving Corporation will continue its corporate existence as the surviving corporation in the Merger. Notwithstanding the foregoing, the Surviving Corporation shall have the right to amend this Agreement to restructure the Merger as a triangular merger prior to the Effective Time, pursuant to which a subsidiary of the Surviving Corporation and the Company shall consummate the Merger (with the Surviving Corporation continuing to issue the Merger Consideration).

Section 1.02 Effective Time. At the Closing (as defined below), the Company and Surviving Corporation shall file (a) with the Nevada Secretary of State articles of merger substantially in the form attached to this Agreement as Exhibit A (the “Articles of Merger”) in accordance with the provisions of the Nevada Revised Statutes and (b) with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit B (the “Certificate of Merger”) in accordance with the provisions of the Delaware General Corporation Law. The Merger shall become effective at the time the Articles of Merger are accepted for filing by the Nevada Secretary of State and the Certificate of Merger is accepted for filing by the Delaware Secretary of State, or such later time as may be mutually agreed by the parties. The Merger will become effective at such time as all required filings have been made and accepted by appropriate governmental agencies (the “Effective Time”).

Section 1.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth herein and the separate existence of the Company shall cease and Surviving Corporation shall continue as the surviving company in the Merger.

Section 1.04 Closing. On the terms and subject to the provisions of this Agreement and applicable law, the closing of the Merger (the “Closing”) shall take place remotely by the mutual exchange of electronic signatures.

Section 1.05 Further Assurances. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Effective Time with full right and title to, and possession of, all assets, properties, rights, privileges, immunities, powers and franchises of the Company, the parties and their respective directors, managers and officers are fully authorized, in the name of the applicable party or its successor or otherwise, to take, and shall take, all such lawful actions (including preparing, executing, delivering, filing, disseminating and publishing all such other agreements, instruments and other documents) as are reasonably necessary to achieve the foregoing purposes and are not inconsistent with this Agreement.

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Article II

Merger Consideration

Section 2.01 Issuance of Plan Shares and Fee. In connection with the Merger, and as contemplated in the Joint Plan, at the Closing, the Surviving Corporation shall instruct its transfer agent to issue the Plan Shares to HFG and holders of Class 6 Claims (the “Merger Consideration”), in book-entry form, in exchange for and in full settlement of their respective claims against the Company and the Surviving Corporation, as the Post Confirmation Debtor of the Company. The Merger Consideration shall represent 2.5% of the Surviving Corporation’s outstanding shares of common stock on the Effective Date. The number of Plan Shares HFG and each holder of Class 6 Claims shall receive will be determined in accordance with the requirements of the HFG Supplement. No fractional Plan Shares, or certificates or scrip representing fractional shares, will be issued pursuant to the Merger. The book entry position statements representing the Plan Shares shall not bear a restrictive legend restricting transferability under the Securities Act of 1933, as amended. In addition, at the Effective Time, the Surviving Corporation shall pay to HFG the amount of $250,000 via wire transfer instructions provided by HFG.

Section 2.02 Termination of Claims. In accordance with the Joint Plan, HFG and each holder of the Company’s Class 6 Claims shall receive Plan Shares issued by the Surviving Corporation in exchange for and in full settlement and satisfaction of their respective claims against the Company and Surviving Corporation, as the Post Confirmation Debtor of the Company.

Section 2.03 Tax Matters. For U.S. federal income tax purposes (and state, local and foreign tax purposes where applicable), the parties intend for and will report the Merger as being pursuant to a plan with the result that each is part of an exchange that is tax-free under Section 351 of the Internal Revenue Code of 1986, as amended, unless otherwise restructured.

Article III

Representations and Warranties of the Company and HFG

The Company, HFG and the Agent hereby represent and warrant to the Surviving Corporation as follows:

Section 3.01 Bankruptcy Matters.

(a) Allowed Administrative Expenses. HFG incurred certain Allowed Administrative Expenses in connection with its participation in the structuring of the Joint Plan and HFG Supplement. In lieu of payment of its Allowed Administrative Expenses incurred on behalf of the Company, HFG has elected to receive the Plan Shares issuable to it as provided in the HFG Supplement and as set forth in Section 2.01 herein.

(b) Section 1145. As provided in the Joint Plan, the Plan Shares will be issued to the holders of Class 6 Claims and HFG pursuant to Section 1145 of the Bankruptcy Code.

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(c) Authorized Agent. Pursuant to the Joint Plan and Confirmation Order, George Diamond, a Manager of HFG, was appointed as agent (the “Agent”) to act for the Company, as its sole officer and director, and is authorized to (i) execute and deliver all documents necessary to meet the statutory requirements for filing the necessary papers as applicable to effectuate the terms of the Joint Plan, (ii) take any and all actions necessary to ensure that the issuance of the Plan Shares hereunder complies with the Joint Plan and the HFG Supplement, and (iii) act on behalf of HFG and the other holders of Class 6 Claims.

(d) Certificate of Completion. As provided in the Joint Plan, the Company shall file a Certificate of Completion with the Bankruptcy Court certifying that the requirements of the Joint Plan have been timely met.

Section 3.02 Organization, Standing and Power of the Company

(a) Organization; Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has the requisite corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The Company has no Subsidiaries. The Company is not qualified to do business as a foreign entity in any jurisdiction.

(b) Charter Documents. The Company has delivered or made available a true and correct copy of the certificate of incorporation and bylaws (together, the “Company Charter Documents”) of the Company. The Company is not in violation of any of the provisions of the Company Charter Documents.

(c) Organization, Standing and Power of HFG. HFG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

Section 3.03 Authority; Non-contravention.

(a) Authority. The execution and delivery of this Agreement by each of HFG and the Company and the consummation by HFG and the Company of the transactions contemplated hereby has been duly authorized by all necessary action on the part of HFG and the Company and no other proceedings on the part of HFG or the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by HFG, the Company and the Agent and, assuming due execution and delivery by Surviving Corporation, constitutes the valid and binding obligation of HFG, the Company and the Agent, enforceable against HFG, the Company and the Agent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

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(b) Non-contravention. The Company is not a party to any contract that has not been fully performed or terminated without any continuing Liability to the Company. The execution, delivery and performance of this Agreement by the Company, HFG and the Agent and the consummation by the Company, HFG and the Agent of the transactions contemplated by this Agreement, do not and will not contravene or conflict with, or constitute a default under (with or without the giving of notice, lapse of time or both) the Company Charter Documents or any Law applicable to the Company, HFG or the Agent.

(c) Authority of Agent. Pursuant to the Joint Plan and Confirmation Order, the Agent was appointed as agent to act for the Company, as its sole officer and director, and is authorized to execute and deliver all documents necessary to meet the statutory requirements for filing the necessary papers as applicable to effectuate the terms of the Joint Plan and to act on behalf of HFG and the other holders of Class 6 Claims. Agent’s signature to this Agreement is genuine and Agent has the legal competence and capacity to execute this Agreement. This Agreement has been duly executed and delivered by Agent and, assuming the due authorization, execution and delivery by the other parties, constitutes Agent’s legal, valid and binding obligation, enforceable against Agent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and by general principles of equity.

(d) Settlement and Satisfaction. HFG hereby confirms to the Surviving Corporation, on behalf of HFG and the other holders of Class 6 Claims, that the respective claims of HFG and the holders of Class 6 Claims against the Company and the Surviving Corporation, as the Post Confirmation Debtor of the Company, will be fully settled and satisfied upon the consummation of the transactions contemplated by this Agreement.

Section 3.04 Assets; Liabilities. The Company has no assets of any kind, other than cash and cash equivalents, if any. The Company has no Liabilities, except for the Class 6 Claims, and the HFG Allowed Administrative Expense claim. All other Liabilities of the Company have been transferred to a liquidating grantor trust established pursuant to the Joint Plan. As provided in the Joint Plan and Section 2.01 herein, the Class 6 Claim holders and HFG shall receive Plan Shares in exchange for and in full settlement and satisfaction of their respective claims.

Section 3.05 Capitalization of the Company. The authorized capital stock of the Company consists of _____ shares of common stock, par value $___ per share (the “Company Common Stock”). As of the date of this Agreement, there are no shares of Company Common Stock outstanding. Other than set forth herein, there are no warrants, options or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

Section 3.06 No Business Activities; No Employees. Since its formation, the Company has not conducted any material business activities other than activities related to its formation or directed toward the accomplishment of the Joint Plan. Except as set forth in the Company Charter Documents, there is no contract, commitment, or order binding upon the Company or to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any acquisition of property by the Company or the conduct of business by the Surviving Corporation after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Company. Other than any officers of the Company, the Company does not, and has never, employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business.

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Section 3.07 Compliance with Laws. The Company is, and has been since its incorporation, in compliance in all material respects with all laws applicable to the Company.

Section 3.08 Finders and Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or HFG or any of their respective affiliates in connection with the transactions contemplated hereby.

Section 3.09 Exemption from Registration. The issuance of the Plan Shares by the Surviving Corporation to the holders of Class 6 Claims and HFG contemplated hereunder is consistent with Section 1145 of the Bankruptcy Code and authorized by the Joint Plan and the HFC Supplement. Neither Section 5 of the Securities Act of 1933, as amended, nor any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such Plan Shares is applicable to the issuance of the Plan Shares to the holders of Class 6 Claims and HFG contemplated hereunder.

Article IV

Miscellaneous

Section 4.01 Definitions. The following terms will have the meanings given to such terms in this Section 4.01:

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by or is under common control with, such first person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or any day on which commercial banking institutions located in Dallas, Texas are authorized or required by Law or other governmental action to close.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any governmental entity.

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise).

“Losses” means losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Section 4.02 Interpretation; Construction.

(a) The headings and subheadings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. A reference to any party includes such party’s successors and assigns. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(b) The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 4.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 4.04 Arbitration. In the event there is any dispute between the Surviving Corporation and the Company and HFG as to their rights and obligations under this Agreement, including, without limitation, construction, interpretation or enforcement of this Agreement, all such disputes shall be submitted to binding arbitration conducted by the American Arbitration Association under its rules, regulations and procedures. Any arbitration hearing shall be held in the State of Delaware. Judgment under the award entered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

Section 4.05 Survival of Representations. All representations and warranties made by the parties in this Agreement will survive the transfer of the Plan Shares hereunder. The Surviving Corporation, on the one hand, and the Company and HFG, on the other hand, will indemnify and hold harmless the other from and against any and all Losses that the other such party may incur, sustain or suffer as a result of or by reason of any breach by the indemnifying party of any of the representations or warranties made by such indemnifying party in this Agreement.

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Section 4.06 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient on a Business Day, otherwise on the next Business Day, or (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.06):

If to Surviving Corporation:	Envoy Technologies, Inc. 8575 Washington Blvd. Culver City, CA 90232 Attention: Aviv Hillo, General Counsel Email: AHillo@blinkcharging.com

If to the Company or HFG:	HFG Capital Investments, LLC 1601 Elm Street, Suite 4600 Dallas, Texas 75201 Attention: George Diamond Email: gdiamond@halter.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 4.07 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. There are no unwritten agreements among the parties.

Section 4.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 4.09 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 4.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

In the event the Effective Time has not occurred by the 5:00 p.m., Eastern Time, on June 1, 2025 (unless otherwise extended by the parties in the event a transaction is in process), HFG shall have the right to direct the Surviving Corporation to assign its rights under this Agreement to a third party designated by HFG for no additional consideration.

Section 4.11 Amendments; Waivers; Remedies. This Agreement may not be amended, except by a writing signed by each party, and may not be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given. Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.

Section 4.12 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 4.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which taken together will be one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopy or in electronic (i.e. “pdf” or “tif”) format shall be effective as delivery of an original and execution by use of an electronic signature or digital signature shall be valid for all purposes. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SILLC (D) Acquisition Corp.

By:
Name:	George Diamond
Title:	President

ENVOY TECHNOLOGIES, INC.

By:
Name:
Title:

HFG CAPITAL INVESTMENTS, LLC

By:
Name:	Kevin B. Halter, Jr.
Title:	Manager